Exhibit 2.1

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

22 APRIL 2013

ITS TUBULAR SERVICES (HOLDINGS) LIMITED

(in administration)

IAN DAVID GREEN, JOHN BRUCE CARTWRIGHT and GRAHAM DOUGLAS FROST

(as joint administrators of the Seller)

ITS HOLDINGS, INC.

PD INTERNATIONAL HOLDINGS C.V.

PARKER DRILLING OFFSHORE CORPORATION

PARKER DRILLING COMPANY

Allen & Overy LLP

Schedule

Signatories	33

Annex

THIS AGREEMENT is made on 22 April 2013

BETWEEN:

(1)	ITS TUBULAR SERVICES (HOLDINGS) LIMITED (in administration) a company incorporated in Scotland with registration number SC246080 whose registered office is at Unit 5 Commerce Centre, Souterhead Road, Altens, Aberdeen, Scotland, AB12 3LF, (the Seller) acting by its agents the Administrators (as defined below);

(2)	IAN DAVID GREEN, JOHN BRUCE CARTWRIGHT and GRAHAM DOUGLAS FROST, all of PricewaterhouseCoopers LLP at Benson House, 33 Wellington St, Leeds LS1 4JP and Erskine House, 68-73 Queen St, Edinburgh, Midlothian EH2 4NH, respectively (the Administrators);

(3)	ITS HOLDINGS, INC., a company incorporated in Texas, USA (filing number 800304320) whose registered office is at 7735 Miller Road, No.3, Houston, Texas 77049 (US HoldCo);

(4)	PD INTERNATIONAL HOLDINGS C.V., a Dutch Commanditaire Vennootschap (limited partnership) (the International Purchaser) acting by its Managing General Partner Parker Rigsource, LLC, a Delaware limited liability company, with a Delaware Secretary of State file number 4145778 and registered address at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808;

(5)	PARKER DRILLING OFFSHORE CORPORATION a Nevada corporation, with a Nevada Entity Number of C 3045-2002 and registered address at 2215-B Renaissance Drive, Las Vegas, Nevada 89119 (the US Purchaser); and

(6)	PARKER DRILLING COMPANY, with file number 0758503 with the Delaware Secretary of State and with its principal place of business at Suite 100, 5 Greenway Plaza, Houston, Texas 77046 (the Guarantor).

WHEREAS:

(A)	The Administrators were appointed to act as joint administrators of the Seller effective on 19 April 2013 by the directors of the Seller.

(B)	On 19 April 2013, the Seller and ITS Ltd (as defined below) entered into an intra group sale agreement pursuant to which the Seller transferred certain shares and assets to ITS Ltd (the Intra Group Sale Agreement).

(C)	On 18 April 2013, ITS Ltd and Pakistan Ltd (as defined below) entered into a sale of business agreement pursuant to which ITS Ltd sold the Pakistan Assets (as defined below) to Pakistan Ltd (the Pakistan Transfer Agreement).

(D)	The Seller has agreed to sell its interests in the Shares (as defined below) to the International Purchaser on the terms and subject to the conditions set out in this agreement and the International Purchaser has agreed to buy the Shares on those terms and conditions.

(E)	US HoldCo has agreed to sell its interests in the US Shares (as defined below) to the US Purchaser on the terms and subject to the conditions set out in this agreement and the US Purchaser has agreed to buy the US Shares on those terms and conditions.

(F)	US HoldCo has agreed to sell its interests in the Mexico Shares (as defined below) to the International Purchaser on the terms and subject to the conditions set out in this agreement and the International Purchaser has agreed to buy the Mexico Shares on those terms and conditions.

(G)	The Guarantor has agreed to guarantee the obligations of the Purchasers (as defined below) under this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

In this agreement:

Administrators’ Records means all data, files, books, papers, valuations, accounts, returns and correspondence and other records which were generated by or at the direction of the Administrators in the course of the administration of the Seller together with the statutory books of the Seller.

Administrators’ Solicitors means Allen & Overy LLP of One Bishops Square, London, E1 6AD.

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Administrators’ Solicitors and the Purchasers’ Solicitors with such changes as the Administrators and the International Purchaser may agree in writing.

Assets shall have the meaning given to it in the Intra Group Sale Agreement.

Book Debts means the benefit of all debts owed to the Seller in respect of the Business in respect of goods or services invoiced or supplied prior to Completion in respect of that Business and for which payment has not been received by the Seller by Completion in respect of that Business.

Businesses means the International Business, the Colombian Business, the Kazakh Business and the Saudi Business and Business means any one of them.

Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in London, England, and New York, USA, for normal business.

Cayman Consideration has the meaning given to it in Clause 12.

Cayman Shares means the shares held by the Seller in the issued share capital of ITS Energy Services, being 100 ordinary shares of $1.00 each.

Charges means any mortgage, charge, pledge, lien, encumbrance, or other interest granted by the Seller, ITS Ltd or any other Subsidiary of the Seller which is also a Group Company in favour of the Bank of Scotland plc as the security agent securing any sums payable by the Obligors (as defined in the Facility Agreement) under or in connection with the Facility Agreement.

Code means the United States Internal Revenue Code of 1986, as amended.

Colombian Assets means the Assets that relate exclusively to the Colombian Business and the economic and beneficial interest in the assets held by ITS Energy Services that relate exclusively to the Colombian Business.

Colombian Business means the business undertaken by the Seller and ITS Energy Services in Colombia under the name ITS related to the provision of services and equipment to the oil and gas industry.

Colombian Condition has the meaning given to it in Clause 7(a).

Completion means Initial Completion or a Subsequent Completion as the context requires.

Conditions means the conditions precedent to the sale and purchase of the Cayman Shares, the Saudi Shares, the India Minority Shares and the India Preference Shares and to the vesting in ITS Ltd of all rights, benefit and interest in and title to the Kazakh Assets and the Egyptian Shares, in each case as set out in Clause 7.

Confidential Information means information of a confidential nature relating exclusively to a Business.

Consideration means the consideration for the sale of the Target Shares set out in Clause 8.

Deed of Release means a deed or deeds of release executed by Bank of Scotland plc as Security Agent (as defined or construed in each relevant deed or deed of release) in favour of the Seller releasing the Target Shares, the Egyptian Shares, the Colombian Assets, the Cayman Shares, the Saudi Assets, the Saudi Shares and certain other assets of ITS Ltd, including the Assets from the Charges in the Agreed Form.

Egyptian Condition means the satisfaction of the conditions set out in Schedule 3 Part 4.

Egyptian Consideration has the meaning given to it in Clause 8.

Egyptian Shares means the shares held by ITS Ltd in ITS Egypt.

Equipment means, in relation to a Business, the equipment, plant and machinery, loose tools, tangible chattels and furniture owned by the Seller that have been used or are necessary for the continued operations of that Business, which may in certain cases be subject to the terms of the Leasing Agreements.

Escrow Account means the interest-bearing deposit account entitled Project Bell Escrow Account held with the Escrow Agent or such other account as the Seller and the International Purchaser may from time to time designate for the purpose of holding the Escrow Sum.

Escrow Agent means The Law Debenture Trust Corporation p.l.c. whose registered office is at Fifth Floor, 100 Wood Street, London EC2V 7EX.

Escrow Agreement means an agreement in the Agreed Form between the Seller, the International Purchaser and the Escrow Agent setting out the terms of operation of the Escrow Account.

Escrow Sum means the sum of $24,000,000 to be paid into the Escrow Account under Clause 11(b)(iii), or such principal sum as shall remain in the Escrow Account for the time being.

Excluded Assets shall have the meaning given to it in the Intra Group Sale Agreement.

Excluded Business shall have the meaning given to it in the Intra Group Sale Agreement.

Facility Agreement means the $175,000,000 facilities agreement dated 20 August 2009 between, among others, the Seller and the Lenders as amended and/or restated from time to time.

FIRPTA Certificates means (i) a certificate, duly executed under penalties of perjury by an authorized officer of US Holdco and prepared in compliance with the requirements of U.S. Treasury Regulation Sections 1.897-2(g)(1)(ii), 1.897-2(h) and 1.1445-5(d)(2), to the effect that, at the time of the disposition of the shares of US Holdco by ITS Energy Services, the shares of US Holdco did not constitute a “U.S. real property interest” for purposes of Sections 897(c)(1)(A)(ii) and 1445 of the Code, as amended, and (ii) the related notice to the U.S. Internal Revenue Service (which notice shall be filed by US Holdco on or before the day of such disposition).

Group means ITS Ltd, ITS Arabia, ITS Energy Services, ITS Mexico, Servicios de Personal and ITS Rental and each of their Subsidiaries (determined immediately prior to Completion) and Group Company shall be construed accordingly.

H.M. Revenue and Customs means Her Majesty’s Revenue and Customs (or, where applicable, a person or persons which previously had responsibility for any function for which Her Majesty’s Revenue and Customs has responsibility).

Holding Company has the meaning given in section 1159 Companies Act 2006.

Identified Kazakhstan Compliance Risk shall have the meaning given to it in the Intra Group Sale Agreement.

India Condition has the meaning given to it in Clause 7(c).

India Consents has the meaning given to it in Schedule 3.

India Minority Share means the 5000 ordinary equity shares held by the Seller in the capital of ITS India.

India Preference Shares has the meaning given to it in Schedule 3.

India Preference Share Completion has the meaning given to it in Schedule 3.

Initial Completion means completion of the sale and purchase of the ITS Shares, the US Shares and the Mexico Shares in accordance with this agreement or the time thereof, as the case may be.

Intellectual Property Rights means:

(a)	copyright, patents, database rights and rights in trade marks, business or domain names, designs, know-how and confidential information (whether registered or unregistered);

(b)	applications for registration, and rights to apply for registration, of any of the foregoing rights; and

(c)	all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

International Assets means the Assets of the International Business.

International Business means the business undertaken by the Seller under the name ITS related to the provision of services and equipment to the oil and gas industry other than the Colombian Business, the Kazakh Business, the Saudi Business and the Excluded Business.

Intra Group Sale Agreement has the meaning given to it in Recital (B).

Iran Asset Transfer Agreement means the agreement entered into between International Tubulars FZE and Ahmed Galal Abdelhamid Adouraya for the transfer of any assets located in Iran.

Iran Transfer Documents means the documents relating to ITS Global Services Limited and International Tubular Services Kish Private Joint Stock Company for the transfer of the entire issued share capital of International Tubular Services Kish Private Joint Stock Company.

ITS Arabia means ITS Arabia Limited, a company incorporated in Saudi Arabia (registered number 2051039423) whose registered office is at Khobar, Sha’aibi Building, P.O. Box 02111, Khobar, 31952.

ITS Egypt means International Tubular Services – Egypt (I.T.S. Egypt) SAE with head office and legal domicile in the public Free Zone area of Dimiat.

ITS Energy Services means ITS Energy Services, a company incorporated in the Cayman Islands (registered number 135148) whose registered office is at Campbells Corporate Services Limited, 4th Floor, Willow House, Cricket Square, P.O. Box 268, Grand Cayman KY1–1104, Cayman Islands.

ITS India means ITS India Private Limited (registered number U11200 MH 2002 PTC 138370) whose registered office is at C-121, TTC Industrial Area, Pawne, Turbhe – MIDC, Navi Mumbai – 400 613.

ITS Ltd means International Tubular Services Limited, a company incorporated in Scotland (registered number SC111913) whose registered office is at Unit 5 Commerce Centre, Souterhead Rd, Altens, Aberdeen, Scotland AB12 3LF.

ITS Rental means ITS Rental and Sales, Inc., a company incorporated in Texas, USA (registered number 80033492) whose registered office is at 7735 Miller Road, No. 3, Houston, Texas 77049.

ITS Shares means all of the shares in the share capital of ITS Ltd held by the Seller, comprising 250,000 ordinary shares of £1.00 each.

Kazakh Assets means the Assets that relate exclusively to the Kazakh Business and the economic and beneficial interest in the assets held by ITS Ltd that relate exclusively to the Kazakh Business.

Kazakh Business means the business undertaken by the Seller and ITS Ltd pursuant to its branch office registered in Kazakhstan under registration number 1541-1943 related to the provision of services and equipment to the oil and gas industry in Kazakhstan, including the Kazakh Assets.

Kazakh Condition has the meaning given to it in Clause 7(d).

Kazakh Consideration has the meaning given to it in Clause 8.

Kazakh Settlement Date has the meaning given to it in Schedule 3.

Kazakh Settlement Amount has the meaning given to it in Schedule 3.

Leasing Agreements means the agreements under which the Seller leases certain Equipment to members of the Group in connection with a Business.

Lenders means Bank of Scotland plc a company incorporated in Scotland with registration number SC327000 and Clydesdale Bank plc a company incorporated in Scotland with registration number SC001111.

Long Stop Date has the meaning given to it in Clause 7(e).

Management Services Agreements means the management services agreements entered into between the Seller and each of the Group Companies, as the case may be, for provision by the Seller of certain management services.

Mexico Shares means all of the shares held by US HoldCo in the capital of International Tubular Services de Mexico S. De R.L. De C.V., a company incorporated in Mexico ((commercial folio number 372,139) whose domicile is in the Federal State of Mexico City) (ITS Mexico) and the shares in the capital of Servicios de Personal ITS, S. De R.L. De C.V., a company incorporated in Mexico ((commercial folio number 372,178) whose domicile is in the Federal State of Mexico City) (Servicios de Personal).

Minority Holdings has the meaning given to it in Schedule 3.

Pakistan Assets means all properties, assets, rights and benefits of ITS Ltd relating to the business carried on by ITS Ltd through its branch office in Pakistan (number 0045260 (CUIN)) whether directly or as agent for Pakistan Ltd (the ITS Pakistan Business), including:

(a)	the equipment, plant and machinery, loose tools, tangible chattels, furniture and information technology infrastructure owned by ITS Ltd in connection with the ITS Pakistan Business;

(b)	the goodwill of the ITS Pakistan Business including the exclusive right for the Purchaser to represent itself as carrying on the ITS Pakistan Business in succession to ITS Ltd;

(c)	the Intellectual Property Rights owned by ITS Ltd and used or held solely for use in connection with the ITS Pakistan Business;

(d)	the benefit, subject to the burden, of the contracts, engagements and commitments including contracts for sales, supplies, purchases or leases of assets, goods or services which were entered into by or on behalf of ITS Ltd with any person in connection with the ITS Pakistan Business and which remain to be performed in whole or in part; and

(e)	all stock-in-trade owned by ITS Ltd in relation to the ITS Pakistan Business.

Pakistan Escrow Sum has the meaning given to it in Clause 11(b)(iii).

Pakistan Ltd means International Tubular Services (Pakistan) Limited, a company incorporated in Scotland (registered number SC251287) whose registered office is at Unit 5 Commerce Centre, Souterhead Rd, Altens, Aberdeen, Scotland AB12 3LF.

Pakistan Transfer Agreement means the agreement entered into between ITS Ltd and Pakistan Ltd for the transfer of the Pakistan Assets and the ITS Pakistan Business to Pakistan Ltd.

Parker Business means the entirety of Parker Drilling Company’s (NYSE: PKD) existing business operations, including all entities, assets, employees and any operations maintained by Parker Drilling Company worldwide, either directly or indirectly through one or more of its subsidiary companies and its or their respective branches.

Party means a party to this agreement.

Performance Bond Guarantee means a guarantee between the International Purchaser (as guarantor) and Bank of Scotland plc (as beneficiary of the guarantee) in form and substance satisfactory to Bank of Scotland plc, guaranteeing and indemnifying Bank of Scotland plc for any cost, loss or expense incurred by Bank of Scotland plc under or in connection with any performance guarantee issued by Bank of Scotland plc at the request of the Seller’s Group and supporting the Businesses.

Purchasers means the International Purchaser and the US Purchaser and Purchaser means either one of them.

Purchasers’ Group means each Purchaser and all its Subsidiaries, all its Holding Companies and all other Subsidiaries of each of its Holding Companies.

Purchasers’ Solicitors means Baker Botts (UK) LLP of 41 Lothbury, London, EC2R 7HF.

Relevant Consents has the meaning given to it in Schedule 3.

Relevant Tax Return means any Tax Return for an accounting period which includes the sale of the Target Shares under this agreement.

Relevant Transfer Completion has the meaning given to it in Schedule 3.

Retained Subsidiaries shall have the meaning given to it in the Intra Group Sale Agreement.

Saudi Assets means the Assets that relate exclusively to the Saudi Business.

Saudi Business means the business undertaken by the Seller under the name ITS related to the provision of services and equipment to the oil and gas industry in Saudi Arabia.

Saudi Condition means the condition precedent to the sale and purchase of the Saudi Shares set out in Clause 7(b).

Saudi Consideration has the meaning given to it in Clause 12.

Saudi Shareholders’ Agreement has the meaning given to it in Schedule 2.

Saudi Shares means all of the shares held by the Seller in ITS Arabia.

Section 338(h)(10) Election shall have the meaning given in Clause 13(e).

Section 338 Forms shall have the meaning given in Clause 13(e).

Seller’s Group means the Seller and all its Subsidiaries other than the Group Companies.

SG has the meaning given to it in Schedule 2.

SG Consent has the meaning given to it in Schedule 2.

SG Default Purchase Right has the meaning given to it in Schedule 2.

SG Notification has the meaning given to it in Schedule 2.

SG Response Date has the meaning given to it in Schedule 2.

SG Transfer Consent has the meaning given to it in Schedule 2.

Shares means the ITS Shares, the Cayman Shares, the Saudi Shares, the India Minority Shares and the India Preference Shares.

Subsequent Completion means in each case the completion of the sale and purchase of the Cayman Shares, the Saudi Shares, the India Minority Shares or the India Preference Shares or the vesting of all rights, benefit and interest in and title to the Kazakh Assets or the Egyptian Shares in ITS Ltd (in each case as the context requires) in accordance with this agreement or the time thereof, as the case may be.

Subsidiary has the meaning given in section 1159 of the Companies Act 2006.

Substantial Shareholdings Exemption means the reliefs contained in Schedule 7AC of the Taxation of Chargeable Gains Act 1992.

Sudan Novation Agreement means the agreement dated 28 March 2013 between International Tubulars FZE and Exico Petroleum Services Co. Ltd in relation to certain contracts and equipment in Sudan.

Sudan Release Letter means a letter dated on or around the date of this agreement from Greater Nile Petroleum Operating Company Limited confirming the release of International Tubulars FZE from obligations under certain contract in Sudan.

Tax Contest means any audit, claim, dispute, controversy, hearing, or administrative, judicial, or other proceeding relating to the application of the Substantial Shareholdings Exemption to the sale of the Target Shares under this agreement.

Tax Return means any application, report, return, declaration, claim for refund, estimates, or information return or statement related to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Target Shares means the Shares, the US Shares and the Mexico Shares.

Third Party Claim means any claim against the Seller or the Administrators for which the Purchaser may be obliged to indemnify the Seller or the Administrators under the terms of this agreement.

Transitional Services Agreement means the transitional services agreement between the Seller, the Administrators, ITS Ltd and the International Purchaser in the Agreed Form.

US Consideration has the meaning given to it in Clause 8.

US Shares means all of the shares in the capital of ITS Rental.

VAT means value added tax chargeable under or pursuant to the VATA 1994 or Council Directive 2006/112/EC or any similar sales, purchase or turnover tax chargeable outside the European Union.

VATA 1994 means the Value Added Tax Act 1994.

VAT Records means the VAT records, accounts, invoices or other documents (whether written, electronic or otherwise) relating to the Business.

Working Capital Comfort Letter means a letter in Agreed Form from the directors of the Seller to the Purchaser setting out comfort in relation to the working capital of the Businesses.

2.	CONSTRUCTION

(a)	In this agreement, any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(i)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under any enactment, including one within (i) or (ii) above.

(b)	In addition to terms defined elsewhere in this agreement, the definitions and others provisions below apply throughout this agreement unless the contrary intention appears.

(i)	Words and phrases defined or otherwise used in section 61 of the Law of Property Act 1925, the Companies Act 2006 (as amended), the Insolvency Act 1986 (as amended) or the Insolvency (Scotland) Rules 1986 (as amended) shall bear the same meanings in this agreement.

(ii)	Any reference to a person includes any body corporate, unincorporated association of persons (including a partnership, trust, joint venture or consortium) government, state agency, organisation or other entity, whether or not having a separate legal personality.

(iii)	Any reference to an individual or a natural person includes his estate and personal representatives.

(iv)	Any reference to a party to this agreement includes the successors or assigns (immediate or otherwise) of that party.

(v)	A reference to a Clause, a subclause or a Schedule is a reference to a clause or subclause of or a schedule of or to this agreement.

(vi)	The singular shall include the plural and vice versa unless the context otherwise requires.

(vii)	The Schedules form part of this agreement.

(viii)	The headings in this agreement do not affect its interpretation.

(ix)	The words including and include mean including without limitation and include without limitation, respectively.

(x)	Any reference importing a gender includes the other genders.

(xi)	Any reference to a time of day is to London time.

(xii)	Any reference to £ is to pounds sterling, any reference to € is to Euro and any reference to $ is to United States dollars.

(xiii)	Any reference to writing includes typing, printing, lithography, and facsimile and any form of electronic communication.

(xiv)	Any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document.

(xv)	Any reference to company includes any company, corporation or other body corporate wheresoever incorporated and any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

(xvi)	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence.

(xvii)	The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to type, class or category of thing indicated by such specific words.

(xviii)	A reference in this agreement to any English legal term for action, remedy, method or form of judicial proceeding, legal document, court or any legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

3.	SALE AND PURCHASE – SHARES

(a)	Subject, in the case of the Cayman Shares, the Saudi Shares and the India Preference Shares to the relevant Conditions being satisfied, the Seller shall sell and the International Purchaser shall buy the Shares (free from the Charges), on the terms set out in Schedule 1 and elsewhere in this agreement.

(b)	Title to and property in the Shares (insofar as it is vested in the Seller immediately prior to Completion) shall vest in the International Purchaser at Completion in respect of the Shares and risk in the Shares shall pass to the International Purchaser at that time save as otherwise provided in Schedule 1 (Exclusions etc.).

(c)	The International Purchaser will accept, without requisition or objection, such right, title and interest (if any) as the Seller may have in the Shares.

4.	SALE AND PURCHASE – US SHARES

(a)	US HoldCo shall sell, and the US Purchaser shall buy, the US Shares (free from the Charges) on the terms set out in Schedule 1 and elsewhere in this agreement.

(b)	Title to and property in the US Shares (insofar as it is vested in US HoldCo immediately prior to Completion) shall vest in the US Purchaser at Initial Completion and risk in the US Shares shall pass to the US Purchaser at that time save as otherwise provided in Schedule 1 (Exclusions etc.).

(c)	The US Purchaser will accept, without requisition or objection, such right, title and interest (if any) as US HoldCo may have in the US Shares.

5.	SALE AND PURCHASE – MEXICO SHARES

(a)	US HoldCo shall sell and the International Purchaser shall buy, the Mexico Shares (free from the Charges) on the terms set out in Schedule 1 and elsewhere in this agreement.

(b)	Title to and property in the Mexico Shares (insofar as it is vested in US HoldCo immediately prior to Completion) shall vest in the International Purchaser at Initial Completion and risk in the Mexico Shares shall pass to the International Purchaser at that time save as otherwise provided in Schedule 1 (Exclusions etc.).

(c)	The International Purchaser will accept, without requisition or objection, such right, title and interest (if any) as US HoldCo may have in the Mexico Shares.

6.	EXCLUDED ASSETS

(a)	Nothing in this agreement shall operate to transfer to the Purchasers any Excluded Asset, Excluded Business or rights of the Seller or the US HoldCo in relation thereto (including any interest in shares in Servicios Internationales Tubular Services S.A., ITS Energy Services Spain S.L., ITS Global Services Limited, ITS Oilfield Supply Limited, Pakistan Ltd, ITS Locação e Serviços Ltda, Servicios ITS Latinamericana S.A., ITS-Energy Services Cyprus Ltd, US HoldCo, ITS Energy Services Peru S.A., International Tubular Services Kish Company Private Joint Stock, ITS Precision Manufacturing, Inc. and ITS Threading and Manufacturing, Inc.

(b)	Nothing in this agreement shall operate to transfer to the Purchasers directly or indirectly any asset or any liabilities attaching to any asset that is in Angola, Cuba, Iran, North Korea, Sudan or Syria. The Seller, US HoldCo and the Administrators understand that the Purchasers, in light of applicable United States legal requirements, will not accept under any circumstances whatsoever the direct or indirect transfer of any asset or liability that is in Iran or Sudan. Any attempt to transfer any asset in contravention of the immediately preceding sentence shall be null and void ab initio.

(c)	The Parties hereby acknowledge that the Pakistan Assets and the ITS Pakistan Business have transferred pursuant to the terms of the Pakistan Transfer Agreement and agree that nothing in this agreement shall operate to transfer to the Purchasers the Pakistan Assets and/or the ITS Pakistan Business.

7.	CONDITIONS PRECEDENT

(a)	The sale and purchase of the Cayman Shares shall be conditional upon the notification by the International Purchaser of the Superintendent of Industry and Commerce (Superintendencia De Industria Y Comercio) in accordance with applicable local law including but not limited to the notification obligations under “Ley 1340 de 2009” (the Colombian Condition).

(b)	The sale and purchase of the Saudi Shares shall be conditional upon receipt of the SG Consent in accordance with Schedule 2 (the Saudi Condition).

(c)	The sale and purchase of the India Preference Shares shall be conditional upon receipt of the India Consents in accordance with Schedule 3 (the India Condition).

(d)	The vesting of all rights, benefit and interest in and title to the Kazakh Assets in ITS Ltd shall be conditional upon receipt of clearance in respect of the transfer of the Kazakh Assets by the International Purchaser from the Competition Protection Agency, Republic of Kazakhstan (the Kazakh Condition).

(e)	The International Purchaser shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Colombian Condition and the Kazakh Condition is satisfied on or before the date falling nine months from the date of this agreement (the Long Stop Date) including:

(i)	on the date of this agreement, or as soon as reasonably practicable thereafter but in any event within ten Business Days thereafter, submitting to the Competition Protection Agency, Republic of Kazakhstan an application, which the International Purchaser shall have used all reasonable endeavours to procure complies with the requirements of the Competition Protection Agency and the laws and regulations of the Republic of Kazakhstan, in relation to the transfer of the Kazakh Assets and thereafter to respond promptly to all reasonable enquiries from the Competition Protection Agency or such other of the Kazakh authorities;

(ii)	on the date of this agreement, filing the simple merger notice with the Superintendent of Industry and Commerce (Superintendencia De Industria Y Comercio), Colombia;

(iii)	responding promptly, or procuring from other relevant parties other than the International Purchaser a prompt response, to information and other requests from the relevant authorities in either Colombia or Kazakhstan (as the case may be) in relation to the submission or filing (respectively); and

(iv)	keeping the Seller and the Administrators informed on a reasonably regular basis and / or as requested by either the Seller or the Administrators of the status of each of the Colombian Condition and the Kazakh Condition.

(f)	The Seller shall co-operate with the Purchasers to provide the Purchasers with any documents and information in relation to the Business, that are in their possession or in the possession of any member of the Seller’s Group, as may be requested by the Purchasers in connection with the preparation of any submission or filing required to be made by the International Purchaser pursuant to its obligations under Clause 7(e).

(g)	If the Colombian Condition, the Saudi Condition, the India Condition, the Egypt Condition or the Kazakh Condition is not satisfied on or before the Long Stop Date:

(i)	except for this subclause and Clauses 1, 2, 17, 19, 20, 21, 22, 23, 24, 25, 26, 27 and 28, all the provisions of this agreement shall lapse and cease to have effect in so far as they relate to the Cayman Shares (in the case of the Colombian Condition not being satisfied), or the Saudi Shares (in the case of the Saudi Condition not being satisfied), or the India Preference Shares (in the case of the India Condition not being satisfied), or the Egyptian Shares (in the case of the Egypt Condition not being satisfied), or the Kazakh Assets (in the case of the Kazakh Condition not being satisfied); but

(ii)	neither the lapsing of those provisions nor their ceasing to have effect shall affect:

(A)	any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement relating to the Cayman Shares (in the case of the Colombian Condition not being satisfied), or the Saudi Shares (in the case of the Saudi Condition not being satisfied), or the India Preference Shares (in the case of the India Condition not being satisfied), or the Egyptian Shares (in the case of the Egypt Condition not being satisfied), or the Kazakh Assets (in the case of the Kazakh Condition not being satisfied) falling due for performance prior to such lapse and cessation; or

(B)	any provision of this agreement relating to the Target Shares other than the Cayman Shares (in the case of the Colombian Condition not being satisfied), or the Saudi Shares (in the case of the Saudi Condition not being satisfied), or the India Preference Shares (in the case of the India Condition not being satisfied), or the Kazakh Assets (in the case of the Kazakh Condition not being satisfied).

8.	CONSIDERATION

The Consideration for the Target Shares shall be the payment of:

(a)	the sum of $7,500,005 (the Initial Share Consideration) which shall be apportioned as follows:

(i)	for the ITS Shares, the India Minority Shares and the India Preference Shares the sum of $3 to be paid by the International Purchaser;

(ii)	for the Mexico Shares, the sum of $2 to be paid by the International Purchaser; and

(iii)	for the US Shares, the sum of $7,500,000 (the US Consideration) to be paid by the US Purchaser; and

(b)	the following sums (the Deferred Share Consideration), apportioned as follows and to be paid by the International Purchaser:

(i)	for the ITS Shares, $5,000,000 payable in respect of the Egyptian Shares in accordance with part 4 of Schedule 3 (the Egyptian Consideration);

(ii)	for the ITS Shares, $1,501,327 payable in respect of the Kazakh Assets in accordance with part 3 of Schedule 3 (the Kazakh Consideration);

(iii)	for the ITS Shares the Pakistan Escrow Sum (less the amount equal to all payments made to the International Purchaser pursuant to Clause 12(h)) payable in respect of the Pakistan Assets;

(iv)	for the Cayman Shares, the sum of $1; and

(v)	for the Saudi Shares, the sum of $4,265,882.

9.	INTERCOMPANY BALANCES

(a)	In addition to payment of the Initial Share Consideration, at Initial Completion the International Purchaser shall procure the payment by ITS Ltd to the Seller of:

(i)	the sum of $88,727,243 in full and final repayment of amounts owing by ITS Ltd to the Seller; and

(ii)	the sum of $4,772,752 in full and final repayment of amounts owing by ITS India to the Seller,

(together the Initial Repayment Amount).

(b)	In addition to payment of the Deferred Share Consideration, the International Purchaser shall procure the payment to the Seller of the following amounts in full and final repayment of amounts owing to the Seller:

(i)	$4,998,673 in respect of amounts owing by ITS Ltd (the Kazakh Intercompany) reduced by an amount equal to the Kazakh Settlement Amount (as defined in Schedule 3 Part 3) payable in accordance with Schedule 3 Part 3;

(ii)	$2,734,118 in respect of amounts owing by ITS Arabia payable on Subsequent Completion in respect of the Saudi Shares; and

(iii)	$499,999 in respect of amounts owing by ITS Energy Services payable on Subsequent Completion in respect of the Cayman Shares.

10.	PAYMENTS

(a)	The Seller authorises and requests the International Purchasers to make payment of the Initial Share Consideration (less the US Consideration) and the Initial Repayment Amount, and US HoldCo authorises and requests the US Purchaser to make payment of the US Consideration, to the Administrators’ Solicitors and each of the Seller and US HoldCo confirms that the Administrators’ Solicitors may give a good receipt and discharge on its behalf.

(b)	The sums due under Clauses 8 and 9 shall be payable without any set off, counterclaim, retention or deduction, any right to which is expressly waived by the Purchasers.

(c)

Payment of the Initial Share Consideration (less the US Consideration) and the Initial Repayment Amount shall be made on Initial Completion by telegraphic transfer to the account of the Administrators’ Solicitors on behalf of the Administrators, and payment of the US Consideration shall be made on Initial Completion by telegraphic transfer to the account of the Administrators’ Solicitors on behalf of US HoldCo, account number 01668552 sort code 50-00-00 (SWIFT/BIC: NWBKGB2LXXX; IBAN: GB62 NWBK 6073 0101 6685 52)

at National Westminster Bank plc of 15 Bishopsgate, London EC2P 2AP or in cleared funds in any other manner acceptable to the Administrators or US HoldCo (as the case may be) or to the Escrow Account, as applicable.

(d)	Any payment made by a Purchaser to the account of the Administrators’ Solicitors shall be an absolute discharge of such Purchaser’s obligation to make such payment.

(e)	The Seller shall procure that on Completion all indebtedness owing between any member of the Seller’s Group and:

(i)	immediately before Initial Completion, any Group Company other than ITS Ltd in relation to the Khazakh Intercompany, ITS Arabia and ITS Energy Services;

(ii)	immediately before Subsequent Completion in relation to the Cayman Shares, ITS Energy Services; and

(iii)	immediately before Subsequent Completion in relation to the Saudi Shares, ITS Arabia,

is or has been satisfied or waived in full together with all interest accruing on such indebtedness up to Completion.

(f)	The Seller agrees not to take any action to demand or recover the Kazakh Intercompany, specifically as follows:

(i)	in relation to the $1,500,000 allocated in relation to the satisfaction or waiver of the Kazakh Condition, not to take any such action prior to Subsequent Completion in relation to the Kazakh Assets; and

(ii)	in relation to the remaining $3,498,673 allocated in respect of the Kazakh Assets, not to take any such action prior to the date falling two years from Initial Completion.

(g)	The Seller agrees not to take any action to demand or recover, specifically as follows:

(i)	in relation to the $2,734,118 owing by ITS Arabia and allocated in respect of the Saudi Shares, not to take any such action prior to Subsequent Completion in relation to the Saudi Shares; and

(ii)	in relation to the $499,999 owing by ITS Energy Services and allocated in respect of the Cayman Shares, not to take any such action prior to Subsequent Completion in relation to the Cayman Shares.

11.	COMPLETION

(a)	Initial Completion shall take place at the offices of Allen & Overy LLP at One Bishops Square, London E1 6AD immediately after the execution of this agreement by all Parties.

(b)	On Initial Completion:

(i)	the International Purchaser shall pay $93,500,000 (representing the Initial Share Consideration (less the US Consideration) and the Initial Repayment Amount) in cash in full, specifically as follows:

(A)	$93,499,998 in respect of the ITS Shares, the India Preference Shares and Initial Repayment Amount to the Administrators on behalf of the Seller in accordance with Clause 10(c); and

(B)	$2 in respect of the Mexico Shares to the Administrators on behalf of the Seller in accordance with Clause 10(c); and

(ii)	the US Purchaser shall pay $7,500,000 (representing the US Consideration) in cash in full in accordance with Clause 10(c);

(iii)	the International Purchaser shall make a payment in cash of $24,000,000 (the Escrow Sum), of which $5,000,000 shall be the Pakistan Escrow Sum, into the Escrow Account;

(iv)	the International Purchaser shall deliver to the Seller the Transitional Services Agreement duly executed by the International Purchaser;

(v)	the International Purchaser shall deliver to the Seller and the Escrow Agent the Escrow Agreement duly executed by the International Purchaser;

(vi)	the International Purchaser shall deliver to the Seller the Performance Bond Guarantee duly executed by the International Purchaser;

(vii)	the Seller shall deliver to the Purchasers’ Solicitors:

(A)	a certified copy of the Deed of Release;

(B)	the Intra Group Sale Agreement duly executed on behalf of the Seller and ITS Ltd;

(C)	duly executed transfers in favour of the International Purchaser of the ITS Shares;

(D)	the Transitional Services Agreement duly executed by the Seller;

(E)	the Working Capital Comfort Letter duly executed by the directors of the Seller;

(F)	the Pakistan Transfer Agreement duly executed on behalf of ITS Ltd and Pakistan Ltd;

(G)	certified copies of the Iran Transfer Documents duly executed on behalf of International Tubular Services FZE and ITS Global Services Limited;

(H)	a certified copy of the Iran Asset Transfer Agreement duly executed on behalf of International Tubulars FZE and Ahmed Galal Abdelhamid Abouraya;

(I)	a copy of the Sudan Novation Agreement duly executed on behalf of International Tubulars FZE and Exico Petroleum Services Co. Ltd;

(J)	a copy of the Sudan Release Letter duly executed on behalf of Greater Nile Petroleum Operating Company Limited;

(viii)	US HoldCo shall deliver to the Purchasers’ Solicitors:

(A)	duly executed transfers in favour of the US Purchaser of all of the US Shares;

(B)	duly executed transfers in favour of the International Purchaser of all of the Mexico Shares;

(C)	copies of the FIRPTA Certificates; and

(ix)	the Seller shall deliver to the Purchasers’ Solicitors and the Escrow Agent the Escrow Agreement duly executed by the Seller.

(c)	Subsequent Completion in respect of the sale and purchase of the Cayman Shares shall take place at the offices of Allen & Overy LLP at One Bishops Square, London E1 6AD at 11 a.m. on the third Business Day after the date on which the Colombian Condition is satisfied or waived.

(d)	Subsequent Completion in respect of the vesting of all rights, benefit and interest in and title to the Kazakh Assets in ITS Ltd shall take place at the offices of Allen & Overy LLP at One Bishops Square, London E1 6AD at 11 a.m. on the third Business Day after the date on which the Kazakh Condition is satisfied or waived.

(e)	The provisions of Schedule 2 shall apply in respect of the Saudi Shares.

(f)	The provisions of Schedule 3 shall apply in respect of the India Preference Shares and the Egyptian Shares.

12.	ESCROW ACCOUNT

(a)	The Escrow Account shall be operated, and the Escrow Sum and interest accruing on it (or any part of it) shall be applied, in accordance with the Escrow Agreement and this Clause 12.

(b)	On Subsequent Completion in relation to the Cayman Shares, $500,000 (the Cayman Consideration) shall be paid out of the Escrow Account to the Administrators on behalf of the Seller, discharging in full the obligations of the International Purchaser under Clauses 8(b)(iv) and 9(b)(iii).

(c)	If the Colombian Condition has not been satisfied or waived by the Long Stop Date, a sum equal to the Cayman Consideration shall be paid out of the Escrow Account to the International Purchaser on the next Business Day following the Long Stop Date.

(d)	On Subsequent Completion in relation to the Saudi Shares, $7,000,000 (the Saudi Consideration) shall be paid out of the Escrow Account to the Administrators on behalf of the Seller, discharging in full the obligations of the International Purchaser under Clauses 8(b)(v) and 9(b)(ii).

(e)	If the Saudi Condition has not been satisfied or waived by the Long Stop Date, a sum equal to the Saudi Consideration shall be paid out of the Escrow Account to the International Purchaser on the next Business Day following the Long Stop Date.

(f)	The provisions of Schedule 3 shall apply in respect of an amount in the Escrow Account equal to the aggregate of the Kazakh Consideration, the Kazakh Intercompany and the Kazakh Settlement Amount.

(g)	The provisions of Schedule 3 shall apply in respect of an amount in the Escrow Account equal to the Egyptian Consideration.

(h)	An amount equal to each Due and Payable Pakistan Claim (as defined below) shall be paid out of the Escrow Account to the International Purchaser, to the extent of the Pakistan Escrow Sum.

(i)	For the purposes of Clause 12(h) a Due and Payable Pakistan Claim shall be a claim of ITS Ltd under clause 8.6, 8.7 or 8.8 of the Pakistan Transfer Agreement in relation to which the International Purchaser provides evidence to the reasonable satisfaction of the Seller that such claim has become due and payable prior to the second anniversary of Initial Completion.

(j)	On the date falling six months from the date on which Pakistan Ltd has registered a new branch in which the ITS Pakistan Business is held, an amount equal to $2,000,000, less an amount equal to all potential Due and Payable Pakistan Claims notified to the Seller within such six months period, shall be paid out of the Escrow Account to the Administrators on behalf of the Seller.

(k)	On the second anniversary of Initial Completion, an amount equal to the Pakistan Escrow Sum less an amount equal to all payments made to the International Purchaser pursuant to Clause 12(h) and/or the Administrators on behalf of the Seller pursuant to Clause 12(j) above shall be paid out of the Escrow Account to the Administrators on behalf of the Seller, discharging in full the obligations of the International Purchaser under Clause 8(b)(iii).

(l)	Any interest which accrues on the Escrow Sum (or any part of it) while in the Escrow Account shall follow the principal amount and shall be paid to the Seller or the International Purchaser (as the case may be) at the same time as payment of the corresponding principal.

(m)	Each of the Seller and the International Purchaser shall:

(i)	on Initial Completion execute the Escrow Agreement as contemplated by Clause 11; and

(ii)	after Initial Completion promptly give or join in giving all such instructions as are necessary to procure the general operation of the Escrow Account, and promptly execute and deliver to the Escrow Agent such joint instruction in the form of a Transfer Notice (as annexed to this agreement and defined in the Escrow Agreement) as is from time to time required in order for the Escrow Agent to arrange or procure the due application of the Escrow Sum and interest accruing on it (or any part of it) in accordance with the provisions of this Clause.

(n)	The fees, costs, liabilities and expenses of the Escrow Agent shall be borne by the International Purchaser as provided for in the Escrow Agreement. For the avoidance of doubt, this shall include but not be limited to any undertakings and/or indemnities being provided by the International Purchaser in favour of the Escrow Agent and its employees.

13.	POST-COMPLETION

(a)	On and after Initial Completion the Seller and the Purchasers shall observe and perform those provisions of Schedule 2 and Schedule 3 as are expressed to be observed and performed by them.

(b)	The Parties agree that the Management Services Agreements shall be terminated with effect from the date of this agreement with the effect that the Seller and the Group Companies shall have no further rights or obligations under any of the Management Services Agreements. Furthermore, the Seller hereby irrevocably and unconditionally waives any claims or rights it may have, actual or contingent, present or future, under or in connection with the Management Services Agreements, including any right to payment of fees (whether accrued, future or otherwise, including any fees payable arising from or in connection with the termination of the Management Services Agreements) or any right to bring or cause to be brought any claim, action or proceeding thereunder.

(c)	The Seller shall use all reasonable endeavours to nominate replacement directors to replace the current directors of Pakistan Ltd as soon as reasonably practicable following Initial Completion.

(d)	On and after Initial Completion, the International Purchaser shall procure compliance by ITS Ltd of its current and ongoing obligations under the Intra Group Sale Agreement.

(e)	In the event that the US Purchaser decides in its sole discretion, to make an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and non-United States tax law) with respect to the purchase and sale of the US Shares (the Section 338(h)(10) Election), US HoldCo shall join with the US Purchaser in making the Section 338(h)(10) Election and the sole extent of US HoldCo’s involvement in doing so shall be as follows: the US Purchaser shall prepare and deliver to US HoldCo such documents or forms (the Section 338 Forms) as US Purchaser reasonably believes are advisable in connection with an effective Section 338(h)(10) Election, and US HoldCo promptly shall execute such Section 338 Forms, as prepared by the US Purchaser, and return them to the US Purchaser or file them with the applicable tax authority, as appropriate. The US Purchaser shall indemnify US Holdco for any taxes or other reasonable out-of-pocket costs, in each case, arising solely as a result of making and/or assisting the US Purchaser to prepare and/or make the Section 338(h)(10) Election. Unless otherwise required by applicable law, the Parties shall prepare and file all Tax Returns in a manner consistent with the Section 338 Forms. From and after Completion, US HoldCo shall at the US Purchaser’s expense use reasonable endeavours to provide any information requested in writing by the US Purchaser as is in US HoldCo’s possession and as is reasonably necessary so as to assist the US Purchaser with its determination of the amount of any indemnity payment that would arise if the US Purchaser were to elect to cause the Section 338(h)(10) Election to be made pursuant to this Clause 13(e).

14.	SUBSTANTIAL SHAREHOLDINGS EXEMPTION / INDEMNITY

(a)	The Seller, the Administrators and the International Purchaser agree that they each consider that the Substantial Shareholdings Exemption shall apply to the sale of the Target Shares under this agreement. Unless otherwise required by applicable law, the Seller shall not (and shall cause each Subsidiary in the Seller Group not to) take any position on any Relevant Tax Return that is inconsistent with the Substantial Shareholdings Exemption applying as so agreed.

(b)	If a final determination of H.M. Revenue and Customs provides that any corporation tax is payable in respect of any chargeable capital gain resulting from the sale of the Target Shares under this agreement as a result of the Substantial Shareholdings Exemption not applying to that capital gain, and no other losses or reliefs being available to offset that gain, subject to Clause 14(f), the Purchasers shall pay to the Administrators an amount equal to that corporation tax and shall indemnify the Seller and the Administrators and each of them on demand for any interest and penalties imposed by H.M. Revenue and Customs thereon. For the avoidance of doubt, nothing in this Clause 14(b) shall entitle any application for loss or relief to be made which would or could prejudice any other position taken by the Seller and/or Administrator.

(c)	Any payment to the Seller or Administrators due under Clause 14(b) above shall be made on or before the later of:

(i)	five Business Days after written demand is made by the Seller or the Administrators for it; and

(ii)	five Business Days before the due date for payment to H.M. Revenue and Customs of the underlying corporation tax liability.

(d)	The Seller shall:

(i)	at least fourteen (14) Business Days prior to filing any Relevant Tax Return, provide the International Purchaser with a copy of a substantially final draft of such Relevant Tax Return (including any work papers relevant to the preparation of such Relevant Tax Return), and, upon receipt from the International Purchaser of such comments as the International Purchaser believes are necessary to ensure the Substantial Shareholdings Exemption applies as agreed in Clause 14(a) (which comments the International Purchaser shall provide the Seller not later than seven (7) Business Days prior to the due date of such Relevant Tax Return), timely file with H.M. Revenue and Customs such Relevant Tax Return, as revised by the International Purchaser; and

(ii)	keep the International Purchaser reasonably informed about the status of any communication with H.M. Revenue and Customs regarding the application of the Substantial Shareholding Exemption in respect of that Relevant Tax Return.

(e)	The International Purchaser shall, at its expense, work together with the Seller and the Administrator to manage and co-ordinate the defence and settlement of any Tax Contest. From Initial Completion, the Seller shall (i) notify the International Purchaser within ten (10) Business Days of receipt of notice of any Tax Contest, (ii) provide the International Purchaser with copies of all written notices and other documents received with respect to any Tax Contest, and (iii) reasonably cooperate with the International Purchaser in conducting the defence of any Tax Contest. In the event that the International Purchaser and the Seller and/or the Administrator cannot agree on any issue in relation to a Tax Contest (including but not limited to any decision by the Seller and/or the Administrator to discontinue the defence of any Tax Contest), an independent arbiter shall be appointed to review and determine the issue and the International Purchaser and the Seller and/or Administrator hereby agree that such decision shall be final and binding on each of them. For the avoidance of doubt, in the event that the Seller and/or Administrator decides to discontinue the defence of any Tax Contest, the International Purchaser shall not itself be precluded from pursuing such defence so long as the International Purchaser does not pursue, maintain or otherwise reflect a position that does or could prejudice any other position taken by the Seller and/or the Administrator.

(f)	If the Seller fails to comply with any requirement of this Clause 14, then notwithstanding anything in this agreement, the Purchaser shall have no obligation to indemnify the Seller or the Administrator pursuant to Clause 14(b). Notwithstanding anything in this agreement, the amount the Purchasers shall be required to pay pursuant to Clause 14(b) shall in no case exceed $3,626,458.

15.	EXCLUSION OF LIABILITY

(a)	It is agreed that the acknowledgements, exclusions and agreements relating to the sale of the Target Shares which are set out in Schedule 1 shall take effect as if set out in full in this Clause and take effect in favour of the Administrators as well as the Seller.

(b)	Any claim against either of the Purchasers under this agreement shall be irrevocably waived unless made in writing by notice to the International Purchaser or the US Purchaser (as the case may be) not later than four years after Initial Completion, the first day of such four year period to be the day after Initial Completion, time being of the essence in respect of that four year period.

16.	THIRD PARTY CLAIMS

(a)	Save as otherwise expressly provided for in subclause 14(e) above, the Seller and the Administrators shall have the right to the conduct of all Third Party Claims. Subject to paragraph (b) below, in the event of a Third Party Claim, the Seller and the Administrators shall, until such time as a final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(i)	consult with the Purchasers, and wherever practical accede to the reasonable requirements of the Purchasers, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(ii)	keep the Purchasers promptly informed of the progress of the Third Party Claim and provide the Purchasers with copies of all relevant documents and such other information in the Seller or the Administrators’ possession as may be requested by the Purchasers; and

(iii)	shall not cease to defend the Third Party Claim nor make any admission of liability, agreement or compromise in relation to the Third Party Claim without prior written consent of the Purchasers.

(b)	If at any point during the conduct of a Third Party Claim the Seller or the Administrators obtain an opinion of Counsel (such Counsel being of six years or more call and experienced in insolvency matters) that the liability of the Seller or the Administrators in respect of that Third Party Claim would, on the balance of probabilities, rank as an administration expense then paragraphs (i) and (iii) above shall not apply in respect of the conduct of that Third Party Claim and the Administrators will be entitled to settle, compromise or secure the withdrawal of the Third Party Claim on such terms as they, in their sole discretion, think fit.

(c)

The Purchasers shall bear and pay promptly the costs and expenses of each of the Seller and the Administrators in connection with any Third Party Claim and any legal costs payable by the Seller or the Administrators (by court order or otherwise) incurred by any party to the

Third Party Claim. The Purchasers shall provide the Seller and the Administrators with such security for payment of all such aforementioned costs and expenses as the Seller or the Administrators shall reasonably require and if the Purchasers fail to satisfy the Seller or the Administrators in this regard within seven days of being requested to do so then, without prejudice to the rights of the Seller and the Administrators under this agreement, the Third Party Claim shall, from that time, be treated as one falling within paragraph (b) above.

(d)	The Purchasers shall promptly meet and pay any judgments against the Seller or the Administrators or either of them in respect of any Third Party Claim.

(e)	Time shall be of the essence as regards any obligations of the Purchasers under this clause.

17.	CONFIDENTIALITY

(a)	Any initial press release or public announcement in relation to the sale and purchase of the Target Shares and any ancillary matter shall be mutually agreed by the Parties. Any Party may make or issue a press release or a public announcement in relation to the sale and purchase of the Target Shares or any ancillary matter if and to the extent required by law or by any obligation of the Administrators to pass relevant information, including the amount of the Consideration, to the creditors of the Seller or to a committee of such creditors but no other press release or public announcement shall be made without the consent of the other Parties to this agreement save to the extent required by law or by any regulatory authority and, to the extent reasonably practicable, such press release or public announcement shall only be made after prior consultation with the other Parties.

(b)	Subject to subclauses 17(d) and (e), the Seller and the Administrators shall treat as confidential and undertakes not to disclose (i) any Confidential Information after Completion and (ii) any confidential information relating to any member of the Purchaser’s Group it has obtained in connection with this agreement and to use such information only for the purposes of this agreement.

(c)	Subject to subclauses 17(d) and (e), each Purchaser shall treat as confidential and undertakes not to disclose (i) any Confidential Information before Completion and (ii) any confidential information relating to any member of the Seller’s Group it has obtained in connection with this agreement.

(d)	Nothing in subclauses 17(b) or (c) prevents any confidential information from being disclosed or used to the extent:

(i)	it has become publicly available (other than by breach of this agreement); or

(ii)	it has been or is subsequently received from a third party which is under no confidentiality obligation in respect of that information; or

(iii)	it is independently developed by or on behalf of the disclosing Party after Completion; or

(iv)	it is disclosed or used pursuant to a written consent from the International Purchaser (in the case of disclosure by the Seller or the Administrators) or the Seller (in the case of disclosure by any Purchaser).

(e)	Nothing in subclauses 17(b) or (c) prevents any confidential information from being disclosed where:

(i)	required to do so by law or by any competent regulatory authority or the rules of any stock exchange; or

(ii)	the information is required for the purpose of legal proceedings arising out of this agreement; or

(iii)	the disclosure is made to a professional advisor of that Party, to lenders or potential lenders to any member of the Purchaser’s Group for the purposes of the transactions under this agreement or to such lender’s or potential lender’s professional advisers.

18.	FURTHER ASSURANCE

(a)	The Seller and the Administrators will, at the Purchasers’ expense (including payment by the Purchasers of any legal or other professional costs incurred by the Seller or the Administrators) for a period of twelve months from Completion do such acts and/or execute such further deeds and documents as either of the Purchasers reasonably considers necessary to effect or record the transfer of or vest the Target Shares, Assets or any relevant part of them, in each of the Purchasers (as the case may be). The provisions of Clause 15 (Exclusion of Liability) and Schedule 1 (Exclusions, etc.) to this agreement will apply to any such further deed or document entered into.

(b)	The Seller will at the Purchasers’ expense (including payment by the Purchasers of any reasonable legal or other professional costs incurred by the Seller or the Administrators) for a period of twelve months from Completion use reasonable endeavours to provide any information requested in writing by the Purchasers as is in the Seller’s possession and as is reasonably necessary in connection with any investigation or enforcement action brought against a Purchaser or any of its affiliates relating to the Businesses, by any governmental authority, and to the extent that the Seller is legally entitled to do so.

19.	NOTICES AND RECEIPTS

(a)	Any notice, document or other communication to be given under this agreement must be in writing (which includes fax, but not e-mail) and must be delivered or sent by post or fax to the Party to whom it is to be given at its address appearing in this agreement as follows:

(i)	to the Seller at

(A)	PricewaterhouseCoopers LLP,

33 Wellington St.,

Leeds LS1 4JP

Fax:	+44 (0) 113 2894460

Attention:	Ian David Green; and

(B)	PricewaterhouseCoopers LLP

68-73 Queen St.,

Edinburgh, EH2 4NH

Fax:	+44 (0) 113 2894460

Attention:	John Bruce Cartwright and Graham Douglas Frost.

(ii)	to the Administrators at

(A)	PricewaterhouseCoopers LLP,

33 Wellington St.,

Leeds LS1 4JP

Fax:	+44 (0) 113 2894460

Attention:	Ian David Green; and

(B)	PricewaterhouseCoopers LLP

68-73 Queen St.,

Edinburgh, EH2 4NH

Fax:	+44 (0) 113 2894460

Attention:	John Bruce Cartwright and Graham Douglas Frost.

(iii)	to the International Purchaser at

(A)	Law Debenture Corporate Service Limited

Fifth Floor, 100 Wood Street,

London, EC2V 7EX

Fax:	+44(0) 20 7606 0643

Attention:	Director, Service of Process

(B)	c/o Parker Drilling Company

Five Greenway Plaza,

Suite 100,

Houston,

Texas 77046

Fax:	+1 28 1406 2139

Attention:	Legal Department

(iv)	to the US Purchaser at

(A)	Law Debenture Corporate Services Limited

Fifth Floor, 100 Wood Street,

London, EC2V 7EX

Fax:	+44(0) 20 7606 0643

Attention:	Director, Service of Process

(B)	c/o Parker Drilling Company

Five Greenway Plaza,

Suite 100,

Houston,

Texas 77046

Fax:	+1 28 1406 2139

Attention:	Legal Department

(v)	to the Guarantor at

(A)	Law Debenture Corporate Services Limited

Fifth Floor, 100 Wood Street,

London, EC2V 7EX

Fax:	+44(0) 20 7606 0643

Attention:	Director, Service of Process

(B)	c/o Parker Drilling Company

Five Greenway Plaza,

Suite 100,

Houston,

Texas 77046

Fax:	+1 28 1406 2139

Attention:	Legal Department

or at such other address or fax number as that Party may have notified to the other Parties in accordance with this Clause. Any notice, document or other communication sent by post shall be sent by prepaid first class post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

(b)	Any notice, document or other communication shall be deemed to have been given:

(i)	if delivered, at the time of delivery; or

(ii)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post if sent within the United Kingdom, or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post if sent by airmail; or

(iii)	if sent by fax, at the expiration of two hours after the time of transmission, if despatched before 3.00 p.m. (local time at the place of destination) on any Business Day, and in any other case at 10.00 a.m. (local time at the place of destination) on the Business Day following the date of transmission.

(c)	In proving the giving of a notice, document or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the notice, document or other communication was properly addressed and posted (either by prepaid first class post or by prepaid airmail, as the case may be) or that the fax was properly addressed and transmitted, as the case may be.

(d)	This Clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

20.	GUARANTEE

(a)	The Guarantor irrevocably and unconditionally:

(i)	guarantees to the Seller and to the Administrators and each of them prompt performance by the Purchasers of all its obligations under both this agreement and the Intra Group Sale Agreement; and

(ii)	undertakes with the Seller and the Administrators and each of them that whenever the Purchasers do not perform any obligation under or in connection with either this agreement or the Intra Group Sale Agreement, the Guarantor shall forthwith on demand perform or procure performance of such obligation itself.

(b)	This guarantee is a continuing guarantee and will extend to all obligations of the Purchasers under this agreement, regardless of any intermediate payment or discharge in whole or in part.

(c)	Where any discharge (whether in respect of the obligations of the Purchasers or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause shall continue as if the discharge or arrangement had not occurred.

(d)	The Seller and the Administrators and each of them may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

(e)	The obligations of the Guarantor under this Clause 20 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its respective obligations under this Clause or prejudice or diminish those obligations in whole or in part, including (whether or not known to the Guarantor, the Seller or the Administrators):

(i)	any time or waiver granted to, or composition with, the Purchasers or other person;

(ii)	the release of the Purchaser or any other person under the terms of any composition or arrangement with any creditors of any members of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Purchasers or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Purchasers or any other person;

(v)	any variation (however fundamental) or replacement of this agreement or the Intra Group Sale Agreement or any other document or security so that references to this agreement or the Intra Group Sale Agreement in this Clause 20 shall include each variation or replacement;

(vi)	any unenforceability, illegality or invalidity of any obligation of the Purchasers or the Guarantor under this agreement or the Intra Group Sale Agreement or any other document or security, to the intent that the Guarantor’s obligations under this Clause 20 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(vii)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Purchasers under this agreement or the Intra Group Sale Agreement resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause be construed as if there were no such circumstances.

(f)	The Guarantor waives any right it may have of first requiring the Seller or the Administrators (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause.

(g)	Until all amounts which may be or become payable by the Purchasers under or in connection with this agreement or the Intra Group Sale Agreement have been irrevocably paid in full, the Seller or the Administrators (or any trustee or agent on their behalf) may:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by the Seller or the Administrators (or any trustee or agent on their behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(ii)	hold in a suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause, without liability to pay interest on those moneys.

(h)	Until all amounts which may be or become payable by the Purchasers under or in connection with this agreement or the Intra Group Sale Agreement have been irrevocably paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by either or both of them under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Seller or the Administrators (or any trustee or agent on their behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause;

(ii)	claim, rank, prove or vote as a creditor of the Purchasers or its estate in competition with the Seller or the Administrators (or any trustee or agent on their behalf); or

(iii)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Purchasers, or exercise any right of set-off as against the Purchasers,

unless the Seller or the Administrators otherwise permit. The Guarantor shall hold in trust for and forthwith pay or transfer to the Seller or the Administrators any payment or distribution or benefit of security received by it contrary to this subclause or as directed by the Seller or the Administrators.

(i)	This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Seller or the Administrators.

21.	INTEREST

(a)	If either the Purchaser or the Seller defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of two per cent. per annum above the base rate from time to time of National Westminster Bank plc, which interest shall accrue from day to day and be compounded monthly.

(b)	Any exercise by a Party of its rights under this Clause is without prejudice to any other rights or remedies available to the Party under this agreement or otherwise.

22.	SET-OFF

Any payments to be made by the Purchasers to the Seller or to the Administrators under this agreement shall be paid in full without any set-off, counterclaim, retention or deduction or claim to a lien (whether or not such set-out, counterclaim, retention, deduction or lien arises under this agreement), any right to which is expressly waived by the Purchaser.

23.	SEVERABILITY

If a provision of this agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the validity or enforceability in other jurisdictions of any other provision of this agreement.

24.	COUNTERPARTS

This agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as the original signatures.

25.	GENERAL

25.1	Continuation of obligations

Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

25.2	Expenses

Except as expressly provided to the contrary in this agreement, each Party shall pay its own costs and expenses incurred by that Party in connection with the entering into and performance of this agreement.

25.3	Taxation

Except as otherwise provided in this agreement or in the Pakistan Transfer Agreement or in the Intra Group Sale Agreement, the Purchasers shall be responsible for the payment of and shall pay any and all transfer taxes arising solely as a result of the entry into, performance or enforcement of this agreement, the Pakistan Transfer Agreement or the Intra Group Sale Agreement. For purposes of this Clause 25.3, “transfer taxes” means any excise, sales (including VAT), use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes, but does not include any income, gains, profits, or any similar taxes or any withholding or deduction with respect thereto.

25.4	Fair Provisions

It is agreed by the Parties that the price being paid by the International Purchaser, and the other provisions of this agreement, and in particular but without limitation those in Clause 15 (Exclusion of Liability) and Schedule 1 (Exclusions etc.), are fair and reasonable in the circumstances of the insolvency of the Seller. This is the case in particular in the light of the fact that:

(a)	the Purchasers have had the opportunity to inspect and investigate the Target Shares and the Seller’s and US HoldCo’s title to each of them;

(b)	the Purchasers are aware of the need to rely on that opportunity by reason of the absence of usual warranties;

(c)	the Seller is insolvent and faces the constraints of selling necessarily imposed on it in that circumstance; and

(d)	the knowledge of the Businesses, the Assets and the Target Shares available to the Administrators and their partners, staff and advisers is necessarily limited.

25.5	No rescission

The Purchasers shall not be entitled to rescind this agreement after Initial Completion for any reason.

25.6	Terms confidential

(a)	The terms of this agreement shall remain confidential to the Parties unless all agree otherwise. This restriction shall not apply to any disclosure required by law, any competent regulatory authority, the rules of any stock exchange or to the Parties’ professional or financial advisers or to lenders or potential lenders to any member of the Purchaser’s Group for the purposes of the transactions under this agreement or to such lender’s or potential lender’s professional advisers, who are aware of its confidential nature.

(b)	None of the Purchaser’s rights or obligations under this agreement may be assigned or transferred without the prior written consent of the Administrators. The Seller and/or the Administrators may at any time assign or transfer any of their respective rights under this agreement to any party or to any liquidator appointed to the Seller and any such assignee may assign or transfer any of their respective rights under this agreement to any party.

25.7	Time of essence

Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)	one Party fails to perform an obligation by the time specified in this agreement and another Party serves a notice on the defaulting Party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

25.8	Parties’ rights

The rights of each Party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

25.9	Contracts (Rights of Third Parties) Act 1999

Except as expressly provided to the contrary in this agreement, no person who is not a party to this agreement has any rights under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.10 Parties’ Obligations

The Parties hereby agree that they will undertake the respective obligations imposed on them under this agreement on the basis of the mutual obligations contained in this agreement.

25.11 Assurances and Warranties

(a)	Compliance with sections 216 and 217 of the Insolvency Act 1986 (re-use of company name) shall be a matter for the Purchasers and the Purchasers acknowledge and agree no assurances or warranties have been given in that connection.

(b)	Each Purchaser acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, collateral contract or other assurance on the part of the Seller or the Administrators or their employees, advisers, valuers, agents, partners or representatives except those set out in the agreement. Each Purchaser waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. Any employee, adviser, valuer, agent, partner or representative may rely on this subclause and enforce its terms under the Contract (Rights of Third Parties) Act 1999.

25.12 Variation of Agreement

Any variation of this agreement shall not be binding on the Parties unless set out in writing expressed to vary this agreement and signed by authorised representatives of each of the Parties.

26.	WHOLE AGREEMENT

(a)	This agreement and the documents referred to in it and any other deeds, documents and side letters which are delivered immediately prior to or at Completion contain the whole agreement between the Parties relating to the transactions contemplated by this agreement and supersede all previous understanding or agreements, whether oral or in writing, between the Parties relating to these transactions.

(b)	Each Party acknowledges that in agreeing to enter into this agreement it has not relied on any express or implied representation, warranty, collateral contract other assurance (except those set out in this agreement).

(c)	The Purchasers and the Guarantor waive in favour of the Seller and the Administrators all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

27.	GOVERNING LAW AND JURISDICTION

(a)	This agreement is governed by English law.

(b)	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the Parties submit to the exclusive jurisdiction of the English courts.

(c)	Each Purchaser and the Guarantor irrevocably appoints Law Debenture Trust Corporation p.l.c. whose registered office is at Fifth Floor, 100 Wood Street, London, EC2V 7EX. as its agent in England for service of process.

(d)	The Parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

(e)	Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each Party (a) certifies that no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this Clause.

28.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, request, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SIGNATORIES

EXECUTED by:	/s/ Ian David Green
Name: Ian David Green
Title: Administrator

EXECUTED by:	/s/ John Bruce Cartwright
Name: John Bruce Cartwright
Title: Administrator

EXECUTED by:	/s/ Graham Douglas Frost
Name: Graham Douglas Frost
Title: Administrator

ITS TUBULAR SERVICES (HOLDINGS) LIMITED		)

(in administration) acting by		)

IAN DAVID GREEN, JOHN BRUCE CARTWRIGHT		)
AND GRAHAM DOUGLAS FROST		)
as its agent		)
without personal liability pursuant to		)
powers conferred by the Insolvency Act 1986)
in the presence of:		)

EXECUTED by:	/s/ Ian David Green
Name: Ian David Green
Title: Administrator

EXECUTED by:	/s/ John Bruce Cartwright
Name: John Bruce Cartwright
Title: Administrator

EXECUTED by:	/s/ Graham Douglas Frost
Name: Graham Douglas Frost
Title: Administrator

IAN DAVID GREEN, JOHN BRUCE CARTWRIGHT		)
AND GRAHAM DOUGLAS FROST		)
for and on behalf of the Administrators as		)
agent without personal liability and		)
solely to undertake the obligations set out in		)
Clause 18 (Further Assurance) and for the purpose of		)
receiving the benefit of the provisions of this		)
agreement in the Administrators’ favour		)
in the presence of:		)

EXECUTED by:	/s/ Joe Chandler
Name: Joe Chandler
Title: Director

for and on behalf of		)
ITS HOLDINGS INC.		)

EXECUTED by:	/s/ Robert C. Truhlar, Jr.
Name: Robert C. Truhlar, Jr.
Title: Vice President, Parker Rigsource, LLC
Managing General Partner

for and on behalf of		)
PD INTERNATIONAL HOLDINGS C.V.		)

EXECUTED by:	/s/ Robert C. Truhlar, Jr.
Name: Robert C. Truhlar, Jr.
Title: Vice President

for and on behalf of		)
PARKER DRILLING OFFSHORE CORPORATION		)

EXECUTED by:	/s/ Robert C. Truhlar, Jr.
Name: Robert C. Truhlar, Jr.
Title: Director – Corporate Development

for and on behalf of		)
PARKER DRILLING COMPANY		)